EXHIBIT 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment (“Amendment”), dated May 21, 2008, to the letter agreement of employment, dated as of May 27, 2005 (the “Agreement”), between Arch Capital Group Ltd., a Bermuda company (the “Company”), and W. Preston Hutchings (the “Executive”).  Capitalized terms used without definition herein have the meanings given to them in the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties have agreed to amend the Agreement as follows:

1.               The following shall be hereby added at the end of paragraph 4 of the Agreement as follows:

“In the event that the Executive’s employment shall be terminated by the Company not for Cause (as defined in the Company’s Incentive Compensation Plan) or by the Executive for Good Reason (as defined below), the Company shall pay to the Executive an amount equal to the Executive’s annual base salary for a period of twelve (12) months, provided the Executive shall be entitled to such payments only if the Executive has not breached and does not breach the provisions of paragraphs 7 and 8 of the Agreement and the Executive has entered into a general release of claims reasonably satisfactory to the Company on or before the date that is fifty (50) days following the date of termination and does not revoke such release prior to the end of the statutory seven (7) day revocation period.  Such amounts will be paid in twelve (12) equal installments, the first two (2) of which shall be paid on the date that is two (2) months following the date of termination and the next ten (10) of which will be paid in ten (10) equal monthly installments commencing on the date that is three (3) months following the date of termination and continuing on each of the next nine (9) monthly anniversaries of the date of termination.

‘Good Reason’ means, without the Executive’s written consent and subject to the timely notice requirement and the Company’s opportunity to cure set forth below, (a) the material diminution of any material duties or responsibilities of the Executive; or (b) a material reduction in the Executive’s annual base salary.

It shall be a condition precedent to the Executive’s right to terminate employment for Good Reason that (i) the Executive shall first have given the Company written notice that an event or condition constituting Good Reason has occurred within ninety (90) days after such occurrence, and any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Good Reason as a result of such event or condition, and (ii) a period of thirty (30) days from and after the giving of such written notice shall have elapsed without the Company having effectively cured or remedied such occurrence during such 30-day period, unless such occurrence cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional fifteen (15) days) provided that the Company has made and continues to make a diligent effort to effect such remedy or cure.

Notwithstanding any provision hereof to the contrary, in order for the Executive to terminate the Employment Period for Good Reason, such termination of employment must occur no later than sixty (60) days after the date the Executive gives written notice in accordance with the above provisions to the Company of the occurrence of the event or condition that constitutes Good Reason.”

2.               All other provisions of the Agreement shall remain in full force and effect.  This amendment shall be governed by and construed in accordance with the laws of Bermuda, without giving effect to principles of conflict of laws, and may be executed in two or more counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

ARCH CAPITAL GROUP LTD.

By:	/s/ John D. Vollaro
Printed Name:	/s/ John D. Vollaro
Title:	EVP & CFO

/s/ W. Preston Hutchings
W. Preston Hutchings